EXHIBIT 99.1

Contact Information:

Company Contact	Investor Relations
Brian McGee	Jennifer Jarman
Chief Financial Officer	the blueshirt group
510-413-1201	415-217-7722

bmcgee@lexarmedia.com	jennifer@blueshirtgroup.com

Lexar Media Reports Record Results in the Second Quarter

Quarterly Revenues of $81.5 Million Grow 49% sequentially and 140% Year Over Year;

Earnings per share of $0.09 and Positive Cash Flow

FREMONT, Calif., July 17, 2003 – Lexar Media, Inc. (Nasdaq: LEXR), a leading designer, developer and marketer of award-winning high-performance digital media and accessories, today reported financial results for the second quarter ended June 30, 2003.

Total second quarter revenues of $81.5 million increased 49% sequentially from $54.6 million in the preceding quarter and 140% from $34.0 million in the same period last year. Product revenues of $77.2 million increased 54% from $50.3 million in the preceding quarter and 163% from $29.3 million in the same period last year. Gross margin for the quarter was 27% compared to 27% in the preceding quarter and 26% in the second quarter last year. Revenues grew in all geographic regions over both the preceding quarter and the same period last year. Net income was $7.0 million, or $0.09 per diluted share, as compared to $4.3 million, or $0.06 per diluted share, in the preceding quarter and $1.3 million, or $0.02 per diluted share, in the same period last year.

“The Company’s record revenues and profitability during the second quarter were significantly ahead of expectations, driven primarily by stronger than expected growth in the digital still camera market, as well as continued momentum in demand for our JumpDrive portable storage devices,” said Eric Stang, Lexar Media’s chairman, CEO and president. “We were also pleased to generate positive operating cash flow while growing revenues 49%

sequentially. This resulted in a strengthened balance sheet and further demonstrates the scalability of our operating model.”

Corporate Highlights

Lexar Media recently:

•	Expanded its relationship with Olympus Optical whereby Lexar Media is able to offer xD-Picture Cards under the Olympus brand, in Lexar packaging through its more than 40,000 worldwide retail outlets.

•	Began shipping during the second quarter its 2GB 40X-speed Professional Series CompactFlash cards, which are guaranteed to be capable of a minimum sustained write speed of 6MB/s, and may operate up to a maximum write speed of 7MB/s or more.

•	Announced that the Sigma SD9 digital SLR camera, which features the Foveon® X3™ image sensor, will support Lexar Media’s Write Acceleration (WA) standard with a recently released firmware upgrade available on Sigma’s Website.

•	Appointed Brian McGee chief financial officer. Mr. McGee was formerly chief financial officer of Equator Technologies, a provider of high-performance, programmable and power-efficient system-on-a-chip processors for video streaming and image processing applications.

•	Strengthened its board of directors with the appointment of both Professor Mary Tripsas, of the Harvard Business School and semiconductor industry veteran Robert Hinckley. Additionally, president and CEO Eric Stang was appointed chairman of the board, and current board of directors’ member Brian Jacobs was appointed lead director.

•	Served as primary sponsor of America 24/7, the largest collaborative photo project in U.S. history in which 1,000 professional photojournalists set out to create a digital time capsule of American life, using Lexar Media High-Speed Series CompactFlash cards to capture images in all 50 states during a one-week period.

•	Lexar was specifically selected by Microsoft to be a sponsor of the Microsoft twelfth annual Windows Hardware Engineering Conference (WinHEC).

Financial Outlook

In commenting on the Company’s outlook, Mr. Stang continued, “We expect the robust market trends to continue through the remainder of the year as consumer adoption of digital still cameras and portable storage devices continue at extraordinary rates. For the third quarter, we are projecting revenues in the range of $90 million or more and net income of approximately $0.09 per fully diluted share. We are also raising our fiscal year 2003 guidance to $335 to $350 million in revenues, and improving our net income guidance to approximately $0.34 per fully diluted share.”

Conference Call

The Company will host a conference call to discuss its financial results and outlook today at 2:00 p.m. PST (5:00 p.m. EST). To participate on the live call, analysts and investors should dial 800-240-2134 at least ten minutes prior to the call. The call will also be webcast and can be accessed from the “Webcasts” section of Lexar Media’s investor relations web site at http://www.lexarmedia.com/ir/ where an archive of the conference call will be available for one year.

About Lexar Media, Inc.

Lexar Media, Inc. is a leading designer, marketer and licensor of award-winning removable flash-based digital storage media, card readers and ATA controller solutions for the digital photography, consumer electronics, industrial and communications markets. Lexar Media brands digital memory cards in the industry’s most popular formats including CompactFlash, SmartMedia, Memory Stick, MultiMediaCard and Secure Digital. As a digital storage innovator, Lexar Media was the first to develop and advance proprietary read-write speed standards for its USB-enabled CompactFlash cards and holds over 60 controller and system patents. Licensees of Lexar Media’s technology include Olympus, SanDisk, Samsung Electronics and Sony. Headquartered in Fremont, California, Lexar Media also has offices in London and Tokyo. Lexar Media is a member of the Russell 2000 Index. For more information, please call 1-800-789-9418 or visit www.lexarmedia.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about our business and financial outlook, anticipated consumer demand for digital still cameras and portable storage devices generally and demand for our products in particular, as well as the growth of the digital media and digital photography markets. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: our quarterly operating results and gross margins are difficult to predict and may fluctuate significantly; future average selling price erosion due to excess industry capacity and extreme price competition; the solid-state storage market has evolved and is evolving and we may have to pay a royalty to sell certain flash card formats or may not be able to obtain rights to manufacture them at all; as our licenses transition from fixed to variable, our licensing revenues may decline or end; future digital film formats may not use our core technology; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to anticipate demand and pricing of our products or if we are unable to effectively manage the distributor channels and relationships, our operating results will be harmed; if we are unable to develop or maintain the strategic relationships necessary to develop, sell and market products that are commercially viable and widely accepted, the growth and success of our business may be limited; our business will not succeed unless the digital photography market continues to grow and is accepted by professional, commercial and consumer users; increased competition in the digital film market may lead to a decrease in our revenues and market share; we must be able to develop and introduce new products and services on a timely basis that are accepted by our customers and consumers in order to compete effectively; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly, if we are unable to generate increased revenue from licensing our controller technology for application in other products, our gross margins may be negatively impacted and we may have difficulty sustaining profitability; current global economic conditions; and we are involved in intellectual property litigation, and may become involved in additional litigation, that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in Lexar Media’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 15, 2003. Lexar Media assumes no obligation to update the forward-looking information contained in this news release.

Lexar Media, the Lexar Media logo and JumpDrive are trademarks of Lexar Media, Inc. Lexar Media, Inc. is an authorized licensee of the CompactFlash trademark. All other brand or product names are trademarks or registered trademarks of their respective holders.

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LEXAR MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Net revenues:
Product revenues	$77,164	$29,341	$127,431	$54,242
License and royalty revenues	4,327	4,614	8,696	8,527

Total net revenues	81,491	33,955	136,127	62,769
Cost of product revenues	59,527	25,191	99,493	45,868

Gross margin	21,964	8,764	36,634	16,901

Operating expenses:
Research and development	1,770	1,394	3,693	2,880
Sales and marketing	7,829	3,772	13,202	7,476
General and administrative	4,834	2,556	7,925	4,856

Total operating expenses	14,433	7,722	24,820	15,212

Income from operations	7,531	1,042	11,814	1,689
Total other income and (expense)	(73)	273	(9)	(46)

Income before income taxes	7,458	1,315	11,805	1,643
Income taxes	410	—	484	5,251

Net income (loss)	$7,048	$1,315	$11,321	$(3,608)

Net income (loss) per common share:
Basic	$0.10	$0.02	$0.17	$(0.06)

Diluted	$0.09	$0.02	$0.15	$(0.06)

Shares used in computing net income (loss) per common share calculation:
Basic	67,190	59,112	66,797	59,207
Diluted	77,519	66,919	76,546	59,207

LEXAR MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

ASSETS
	June 30, 2003	December 31, 2002

Current assets:
Cash and cash equivalents	$44,772	$47,383
Restricted cash	5,000	5,000
Accounts receivable, net	47,257	42,609
Inventories	34,272	25,604
Prepaid expenses and other current assets	4,602	2,397

Total current assets	135,903	122,993

Property and equipment, net	3,024	2,887
Intangibles and other assets	992	1,041

Total assets	$139,919	$126,921

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$60,746	$43,663
Deferred license revenue and product margin	20,086	22,352
Notes payable	—	14,568

Total current liabilities	80,832	80,583

Deferred license revenue, net of current portion	949	4,724
Other non-current liabilities	—	49

Total liabilities	81,781	85,356

Total stockholders’ equity	58,138	41,565

Total liabilities and stockholders’ equity	$139,919	$126,921